EXHIBIT 10.5

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

EXECUTIVE BONUS PLAN

Section 1. Effective Date

Central European Distribution Corporation (the “Company”) has established the Executive Bonus Plan (the “Plan”), effective January 1, 2010, as set forth herein.

Section 2. Plan Administration

The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”). The Committee shall have such powers and authority as may be necessary or appropriate for it to carry out its functions as described in the Plan. The Committee shall not be liable for any action or determination made in good faith with respect to the Plan or any Award hereunder. The Committee may delegate, to any appropriate officer or employee of the Company, responsibility for performing certain ministerial functions under the Plan. The Committee shall also have discretionary authority to interpret the Plan, to make all factual determinations under the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee may prescribe, amend, and rescind rules and regulations relating to the Plan. All interpretations, determinations, and actions by the Committee shall be final, conclusive, and binding upon all parties.

Section 3. Eligibility

Employees of the Company who are designated by the Committee, in its sole and absolute discretion (each a “Participant”), shall be eligible to receive bonuses under the Plan for each fiscal year of the Company (as applicable, the “Fiscal Year”).

Section 4. Determination of Bonus Amounts

(a) The Company, in its sole discretion, shall establish a cash bonus pool (the “Bonus Pool”) for each Fiscal Year and shall also establish performance targets based on a target EBITDA (as defined below) (the “Target EBITDA”) and a target ratio of Net Debt (as defined below) to EBITDA (the “Target Net Debt to EBITDA Ratio”) with respect to the Company that shall be applicable to each Participant’s Bonus Pool Percentage Interests (as defined below). For purposes of the Plan, and as determined by the Committee in its sole discretion, the following terms shall have the following respective meanings:

(i) “EBITDA” means the operating profit for the 12 months ending December 31 of the consolidated Company group (A) plus: (1) depreciation and amortization for the 12 months of the consolidated Company group, (2) pro forma operating profit of any entity for the period not fully consolidated by the Company during the 12 month period (which can either be for acquisitions made during the period of entities not consolidated but for which equity is accounted for); (3) pro forma depreciation and amortization of any entities for the period not fully consolidated by the Company during the 12 month period (which can either be for acquisitions made during the period of entities not consolidated but for which equity is accounted for); (B) minus pro forma operating profit for any entities that were disposed or discontinued during the 12 month period; and (C) plus or minus any Comparable Item Adjustments that impact the operating profit.

(ii) “Net Debt” shall mean total interest bearing debt (bank debt plus bonds) plus the present value of deferred consideration that has been treated as a liability for US GAAP purposes, less cash and cash equivalents as of the last day of the Fiscal Year.

(iii) “Comparable Item Adjustment” shall mean any non cash or non recurring items that have been determined by the Committee, after consultation with management, as not reflecting the core underlying business performance. These adjustments include but are not limited to unrealized foreign exchanges gains/ losses, acquisition related costs that have been expensed and non cash interest expense related to the adoption of ABP14. In any event the items presented to the Committee must be the same as those reported to the Company to the public in the form of the Comparable EPS calculation as issued in a press release.

(iv) “Comparable EPS” shall mean fully diluted earnings per share calculated on a GAAP basis plus any comparable item losses and minus any comparable item gain.

(v) “Net Debt to EBITDA Ratio” shall mean the ratio, calculated annually for each Fiscal Year, of Net Debt divided by EBITDA for such Fiscal Year.

(b) For each Fiscal Year, the Committee shall determine the allocable percentage of the Bonus Pool that each Participant is eligible to receive upon the achievement of exactly 100% of each of the Target EBITDA and Target Net Debt to EBITDA Ratio (such percentage, expressed as an amount of the Bonus Pool in US dollars (the “Allocated Amount”)). The amount of the bonus (“Bonus”) a Participant shall be paid in respect of a Fiscal Year shall be the Participant’s Allocated Amount multiplied by Participant’s Bonus Pool Percentage Interest. The “Participant’s Bonus Pool Percentage Interest” shall be equal to the sum of (i) 50% of the EBITDA Percentage Interest determined pursuant to Section 5 and (ii) 50% of the Net Debt to EBITDA Percentage Interest determined pursuant to Section 6.

Section 5. Bonus Amount Based Target EBITDA

For the 2010 Fiscal Year, the EBITDA Percentage Interest shall be the percentage equal to: (i) 1, plus (ii) a fraction, (x) the numerator of which is the amount equal to the Company’s EBITDA for the Fiscal Year less the Target EBITDA for the Fiscal Year, and (y) the denominator of which is the Target EBITDA for the Fiscal Year, multiplied by (iii) 100; provided, however, that (i) if the percentage returned by the foregoing calculation is greater than 150%, then the EBITDA Percentage Interest shall be 150% and (ii) if the percentage returned by the foregoing calculation is less than 70%, then the EBITDA Percentage Interest shall be 0%.

Section 6. Bonus Amount Based Target Net Debt to EBITDA Ratio

For the 2010 Fiscal Year, the Net Debt to EBITDA Percentage Interest shall be the percentage equal to: (i) 1, plus (ii) a fraction, (x) the numerator of which is the amount equal to the Target Net Debt to EBITDA Ratio for the Fiscal Year less the Company’s Net Debt to EBITDA Ratio for the Fiscal Year, and (y) the denominator of which is the Target Net Debt to EBITDA Ratio for the Fiscal Year, multiplied by (iii) 100; provided, however, that (i) if the percentage returned by the foregoing calculation is greater than 150%, then the Net Debt to EBITDA Percentage Interest shall be 150% and (ii) if the percentage returned by the foregoing calculation less than 70%, then the Net Debt to EBITDA Percentage Interest shall be 0%.

Section 7. Bonus Payments

(a) Payment of a Participant’s Bonus earned under the Plan shall be made in cash.

(b) Payments of any Bonus shall be paid no later than March 15 of year following in the Fiscal Year with respect to which the Bonus is earned.

Section 8. Amendment or Termination of the Plan

The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided that no such alteration, amendment, suspension or termination shall adversely affect a Participant’s Bonus Pool Interest that has been earned prior to the date the Board takes the action to effectuate such alteration, amendment, suspension or termination.

Section 9. Taxes

Any amount payable to a Participant under the Plan shall be subject to any applicable Federal, state and/or local income and employment taxes and any other amounts that the Company is required at law to deduct and withhold from such payment.

Section 10. General Provisions

(a) No Rights to Employment. Nothing contained in the Plan shall create any rights of employment in any Participant or in any way affect the right and power of the Company or a Subsidiary to discharge any Participant or otherwise terminate the Participant’s employment at any time with or without cause or to change the terms of employment in any way.

(b) Unfunded Plan. Bonuses under the Plan shall be paid from the general assets of the Company, and the rights of Participants under the Plan will be only those of general unsecured creditors of the Company.

(c) Non-alienation of Benefits. Except as expressly provided herein, no Participant shall have the power or right to sell, transfer, assign, pledge or otherwise encumber the Participant’s interest under the Plan.

(d) Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(e) Successors. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or other event, or a sale or disposition of all or substantially all of the business and/or assets of the Company and references to the “Company” herein shall be deemed to refer to such successors.

(f) Governing Law. To the extent not preempted by federal law, the Plan shall be construed in accordance with and governed by the laws of the state of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

(g) Section 409A of the Code. It is intended that all payments pursuant to the Plan qualify as short-term deferrals, as defined in Section 409A of the Internal Revenue Code of Section 1986, as amended (“Section 409A”) and Section 1.409A-1(b)(4) of the Treasury Regulations. Nevertheless, to the extent Section 409A is applicable to such payments, it is intended that the Plan (and any agreements or other documents entered into with respect to bonuses under the Plan) and any bonuses granted hereunder comply with, and should be interpreted so that they are consistent with, the requirements of Section 409A and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

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